EXHIBIT 4.5

INVESTORS’ RIGHTS AGREEMENT

dated August 29,2007

by and among

Asia Silicon Technology Holdings Inc.

Happy Genius Holdings Limited

and

TB Silicon Ltd.

and

Benchmark Europe III, L.P.

(as nominee for Benchmark Europe III, L.P.,

Benchmark Europe Founders’ Fund III L.P. and related individuals,

acting by its manager Balderton Capital Management (UK) LLP)

ARTICLE VIII General provisions		26
8.01	Replacement of Investor’s Rights Agreement	26
8.02	Notice	26
8.03	Entire Agreement	27
8.04	Headings	27
8.05	Governing Law; Arbitration	27
8.06	Severability	28
8.07	Counterparts	28
8.08	Investors’ Rights	28

This INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) dated August 29, 2007 is made and entered into by and among:

(1) Asia Silicon Technology Holdings Inc. (the “Company”), a company incorporated and existing under the laws of Cayman Islands and having its registered address at offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.0. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands,

(2) Happy Genius Holdings Limited (“Genius”), a company incorporated and existing under the laws of the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands,

(3) TB Silicon Ltd. (“TB”), a company incorporated and existing under the laws of the British Virgin Islands and having its registered office at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands, and

(4) Benchmark Europe III, L.P. (as nominee for Benchmark Europe III, L.P., Benchmark Europe Founders’ Fund III L.P. and related individuals, acting by its manager Balderton Capital Management (UK) LLP) (“Balderton”, and collectively referred to with TB as the “Investors”, and each individually, an “Investor”), having its registered office at 20 Balderton Street, London WlK 6TL.

WHEREAS, Genius has agreed to sell to TB and TB has agreed to purchase from Genius a total of 4,167 ordinary shares of the Company, par value US$0.01 per share (the “Ordinary Shares”), and Genius has agreed to sell to Balderton and Balderton has agreed to purchase from Genius a total of 12,500 Ordinary Shares, and the Company has agreed to re-designate all the Ordinary Shares so purchased by the investors into the same number of Series A Convertible Preferred Shares of the Company, par value US$0.01 per share (“Series A Shares”, and all Ordinary Shares so purchased by the Investors and the Series A Shares so re-designated from such Ordinary Shares are collectively referred to as the “Purchased Shares”), subject to the terms and conditions set forth in that certain share purchase agreement of even date herewith by and among the Company, Genius and the Investors (the “Share Purchase Agreement”);

WHEREAS, in order to induce the Investors to enter into the Share Purchase Agreement, the Company agrees to grant certain information rights, registration rights and pre-emptive rights to the Investors in relation to the Purchased Shares as set forth in this Agreement;

WHEREAS, the Share Subscription Agreement provides that the execution and delivery of this Agreement by the parties shall be a condition precedent to the consummation of the transactions contemplated under the Share Purchase Agreement.

NOW, THEEFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

(a) Defined Terms. Capitalized terms not otherwise defined herein shall have the same meanings as given in the Share Purchase Agreement. As used in this Agreement, the following defined terms have the meanings indicated below:

“Balderton Director” has the meaning ascribed to it in Section 6.01.

“Board” means the board of directors of the Company.

“Group Companies” means the Company, Asia Silicon Technology Holdings Ltd. and Jiangsu Zhongneng Photovoltaic Industry Development Co, Ltd.

“Information Rights” has the meaning ascribed to it in Section 2.01.

“Inspection Rights” has the meaning ascribed to it in Section 2.02.

“Lockup Shareholder” has the meaning ascribed to it in Section 3.13.

“Mandra” means Mandra Materials Limited, a company incorporated and existing under the laws of the British Virgin Islands and having its registered office at Portcullis-TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.

“New Shares” has the meaning ascribed to it in Section 4.02.

“Ordinary Shares” means the Ordinary Shares of the Company, par value US$0.01 per share.

“PRC” means the People’s Republic of China.

“Purchased Shares” means 16,667 Ordinary Shares of the Company, or the Series A Shares of the Company re-designated from such Ordinary Shares, as applicable.

“Qualified IPO” means a firm commitment underwritten public offering of Ordinary Shares of the Company and the listing of such Ordinary Shares on a reputable international stock exchange (including without limitation stock exchanges in the United States, Hong Kong and Singapore, or any other stock exchange that is approved by the Board, including the Series A Directors) at a per-share public offering price of at least US$2,400 (as adjusted for splits, combinations, and so forth) and with aggregate gross proceeds to the Company (before payment of underwriters’ discounts, commissions and offering expenses) in excess of US$300,000,000.

“Restated Articles” means the First Amended and Restated Memorandum and Articles of Association of the Company attached to the Share Purchase Agreement as Exhibit C.

“Share Option Plan” has the meaning ascribed to it in Section 7.01.

“TB Director” has the meaning ascribed to it in Section 6.01.

“TB Ordinary Shares” means certain Ordinary Shares held by TB which were issued to TB in exchange for TB’s surrender of certain ordinary shares of Genius that were purchased by TB pursuant to that certain share purchase agreement entered into by and between Mandra and TB on August 8, 2007.

“US GAAP” means the generally accepted accounting principles in the United States, as amended from time to time.

(b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrase “ordinary course of business” refers to the business of the Group Companies consistent with past custom and practice. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

ARTICLE II

INFORMATION RIGHTS

2.01 Information Rights. The Company covenants and agrees that, commencing on the date hereof, for so long as an Investor continues to hold any Purchased Shares or Ordinary Shares issued upon conversion of the Purchased Shares (and with respect to TB, including for so long as it continues to hold any TB Ordinary Shares), the Company shall deliver to such Investor:

(i) audited annual consolidated financial statements and management report of the Group Companies, within one hundred and twenty (120) days after the end of each fiscal year, prepared by a “Big 4” accounting firm selected by the Company;

(ii) unaudited quarterly consolidated financial statements and management report of the Group Companies, within sixty (60) days after the end of each fiscal quarter;

(iii) an annual consolidated budget of the Group Companies for the following fiscal year as approved by the Company’s Board of Directors (the “Board”), at least thirty (30) days prior to the end of each fiscal year;

(v) copies of all documents or other information relating to the Group Companies in form acceptable to the Investors sent to any other shareholder of the Company;

(vi) copies of any reports filed by any Group Company with any relevant securities exchange; and

(vii) upon the written request by the Investors, such other information (except such information relating to the technical aspects of the production process of polysilicon which is reasonably deemed by such Group Company as proprietary or confidential information) as the Investors shall reasonably request (the above rights, collectively, the “Information Rights”).

All financial statements to be provided to the Investors pursuant to this Section 2.01 must be prepared in accordance with US GAAP and shall include (i) an income statement and a cash flow statement for the period then-ended as well as for year-to-date and (ii) a balance sheet as of the end of such period compared with the last audited balance sheet. All audits shall be performed by a “Big 4” accounting firm in accordance with US GAAP, or in accordance with an international accounting standard approved by the Board, including the Investor Directors (as defined below).

2.02 Inspection Rights. The Company further covenants and agrees that, commencing upon the date hereof, the Investors shall have (i) the right to inspect facilities, records and books of the Group Companies and to make extracts therefrom, at any time during regular working hours, and (ii) the right to discuss the business, operations and conditions of any Group Company with its respective directors, officers, employees, accountants, legal counsel and investment bankers (the “Inspection Rights”) at the Investors’ own costs and expenses on reasonable prior notice to the relevant Group Company. The Company agrees to provide to the Investors other information and access as may be mutually agreed upon from time to time.

2.03. Termination of Rights. The Information Rights and Inspection Rights shall terminate upon the closing of a Qualified IPO.

2.04 Confidentiality. The Investors agree to use the same degree of care as the Investors use to protect their own confidential information to keep confidential any information furnished to them by the Company pursuant to the provisions set forth in this Agreement which the Company identifies as being proprietary or confidential except such information that (i) was in the public domain prior to the time it was furnished to the Investors, (ii) is or becomes (through no willful improper action or inaction by the Investors) generally available to the public, (iii) was in its possession or known by the Investors without restriction prior to receipt from the Company, (iv) was rightfully disclosed to the Investors by a third party without restriction or (v) was independently developed without any use of the Company’s confidential information. Notwithstanding the foregoing, nothing contained herein shall prevent the Investors or any permitted disclosee from making any disclosures required by law, rule, regulation or court or other governmental order, provided that the Company is given reasonable advance notice of such required disclosure, to the extent reasonably practicable, so that it can take steps to mitigate such disclosure. Without limiting the generality of the foregoing, the

Investors shall be entitled to disclose any information related to their investment into the Group Companies for the purposes of fund raising or inter-fund reporting or to their fund manager, other funds managed by their fund managers and their respective auditors, counsel, directors, officers, employees, shareholders or investors.

ARTICLE III

REGISTRATION RIGHTS

3.01 Applicability of Rights. The Company covenants and agrees that each Investor shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares (or securities that represent Ordinary Shares, including depositary shares) in the United States and shall be entitled to reasonably equivalent or analogous rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

3.02 Definitions. For purposes of this Article III and to the extent applicable under this Agreement:

(a) Business Day. The term “Business Day” means any day (excluding Saturdays, Sundays and public holidays in Hong Kong and the PRC) on which banks generally are open for business in Hong Kong and the PRC.

(b) Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

(c) Form F-3. The term “Form F-3” means such respective form under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d) Holder or Holders. For purposes of this Agreement, the term “Holder” or “Holders” means any person or persons owning and holding Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement.

(e) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act (as defined below).

(f) Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or issuable upon conversion of any Series A Shares; (2) any Ordinary Shares issued or issuable upon the conversion or exercise of any warrant, right or other security which is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series A Shares; and (3) any TB Ordinary Shares. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Article III are not assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(g) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding.

(h) Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred in complying with Sections 3.03, 3.04 and 3.05 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and expenses charged by the Company’s transfer agent and depositary bank, and disbursements of counsels for the Company, reasonable fees and disbursements of one counsel for each Investor (not to exceed US$50,000), “blue sky” fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(i) SEC. The term “SEC” or “Commission” means the United States Securities and Exchange Commission.

(j) Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended, and any successor statute.

(k) Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities pursuant to Sections 3.03, 3.04 or 3.05 hereof.

(l) Shareholder or Shareholders. For purposes of this Agreement, the term “Shareholder” or “Shareholders” shall mean any person or persons owning any Ordinary Share or Series A Share of the Company.

3.03 Demand Registration.

(a) Request by Holders. At any time starting at the earlier of (i) three (3) years after the date hereof or (ii) six (6) months following the closing of the Company’s first firm commitment underwritten public offering and upon receipt of a written request from Holders of at least 25% of the Registrable Securities Then Outstanding (the “Initiating Holders”) that the Company file a registration statement on a form other than Form F-3 under the Securities Act covering the registration of Registrable Securities pursuant to this Section 3.03, the Company shall (i) within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all other Holders and other shareholders of the Company with piggyback registration rights, and (ii) use its commercially reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all

Registrable Securities that the Initiating holders request to be registered, together with all Registrable Securities of any other Holders requested to be included in such registration by written notice given by such other Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 3.03; provided that the Company shall not be obligated to effect any such registration (x) if the Company has already effected twice, within the twelve (12) month period preceding the date of such request, a Registration under the Securities Act pursuant to this Section 3.03 or Section 3.05 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 3.04, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 3.03(b), 3.04(b) and 3.05(d); (y) after the Company has effected one registration pursuant to this Section 3.03 during any nine-month period; or (z) if the Initiating. Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form F-3 pursuant to a request made pursuant to Section 3.05. For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction in which the Company has already effected a registration of such securities, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, United States law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-United States jurisdiction.

(b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3.03 and the Company shall include such information in the Request Notice. In such event, the right of any other Holder to include its Registrable Securities in such registration shall be conditioned upon such other Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such other Holder) to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company; provided, however, that if a majority in interest of the Initiating Holders have not agreed with such underwriter as to terms and conditions of such underwriting within twenty (20) days following commencement of such negotiations, a majority in interest of the Initiating Holders may select an underwriter of their choice. Notwithstanding any other provision of this Agreement but subject to Section 3.13, if the underwriter(s) advise(s) the Company in writing in good faith that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described in this Section 3.04(b) shall be restricted so that (i) the number of Registrable Securities included in such registration and underwriting is not reduced to below thirty percent (30%) of the aggregate number of Registrable Securities for which inclusion has been requested by the Initiating Holders; and (ii) all other securities that are not Registrable Securities, including, but not limited to, Ordinary Shares or all other shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, consultant, officer or director of the Company (or any Subsidiary of the Company) shall first be excluded in entirety from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. If, by the withdrawal of such Registrable Securities, a greater number of Registrable Securities held by other Holders may be included in such registration (up to the limit imposed by the underwriters), the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the limitation as set forth above. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than two (2) such demand registrations pursuant to this Section 3.03.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 3.03 a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any of its other securities during such 120 day period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

(e) Registration. The Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.03 in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

3.04 Piggyback Registrations.

(a) The Company shall notify all Holders in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any employee benefit plan, corporate reorganization, exchange offer or offering of securities solely to the Company’s existing shareholders), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to Include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed pursuant to Sections 3.03, 3.04, or 3.05 by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Underwriting. If a registration statement under which the Company gives notice under this Section 3.04 is for an underwritten offering, then the Company shall so advise all Holders, In such event, the right of any Holder’s Registrable Securities to be included in a registration pursuant to this Section 3.04 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 3.13, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the Registrable Securities so included shall be apportioned pro rata among the selling Holders according to the total amount of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all selling Holders; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described in this Section 3.04(b) shall be restricted so that all shares that are not Registrable Securities, excluding Ordinary Shares issued by the Company in such underwriting and those Ordinary Shares requested to be sold by Mandra in such underwriting pursuant to its demand registration right (if any), but including Ordinary Shares and all other shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, consultant, officer or director of the Company (or any Subsidiary of the Company) shall first be excluded in entirety from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. If, by the withdrawal of such Registrable Securities, a greater number of

Registrable Securities held by other Holders may be included in such registration (up to the limit imposed by the underwriters) the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the limitation as set forth above. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Not Demand Registration. Registration pursuant to this Section 3.04 shall not be deemed to be a registration as described in either Section 3.03 or Section 3.05. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.04.

(d) Company’s Right to Terminate. At any time, the Company may terminate or withdraw any Registration Statement referred to in this Section 3.04, and without any obligation to any such Holder whether or not any Holder has elected to include Registrable Shares in such registration. The Company may suspend the effectiveness and use of any Registration Statement at any time for an unlimited amount of time whether or not any Holder has elected to include Registrable Shares in such registration.

(e) Registration Rights For Holders of Ordinary Shares. The Company may permit any other holder of Ordinary Shares to register all or a portion of the Ordinary Shares held by such holder pursuant to a registration statement filed by the Company in accordance with this Section 3.04; provided that such holder executes and delivers to the Company an agreement to be bound by the restrictions and limitations hereof related to such registration; provided further that, if the managing underwriter(s) limits the number of Registrable Securities to be included in such registration pursuant to Section 3.04(b), then all Ordinary Shares held by such holders (except Mandra, in the event it is granted demand registration rights by the Company) shall be excluded from such registration first before any Registrable Securities held by any Holders are excluded from such registration.

3.05 Form F-3 Registration. In case that the Company shall receive from Holders of at least 25% of all Registrable Securities Then Outstanding a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company shall:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s of Holders’ request therefor, and any related qualification or compliance, to all other Holders; and

(b) Registration. As soon as practicable, use commercially reasonable efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or, facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty

(20) days after the Company provides the notice contemplated by Section 3.05(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.05:

(i) if Form F-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public, net of Selling Expenses, of less than US$4,000,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of the Company, it would be materially detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 3.05; provided that the Company shall not register any of its other shares during such 120 day period;

(iv) if the Company has twice, within the twelve (12) month period preceding the date of such request, already effected a registration under the Securities Act other than registrations from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 3.03(b) and 3.04(b); or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c) Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3.03 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.05.

(d) Underwriting. If a registration statement under which the Company gives notice under this Section 3.05 is for an underwritten offering, the provisions of Section 3.03(b) shall apply to such underwritten offering.

3.06 Expenses. All Registration Expenses incurred by the Holders in connection with any registration pursuant to Sections 3.03,3,04 or 3.05 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 3.03, 3.04 or 3.05 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses and other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3.03 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities Then Outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 3,03 (in which case such registration shall also constitute the use by all Holders of one (1) such demand registration); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such request for registration shall not constitute the use of one (1) demand registration pursuant to Section 3.03. For the avoidance of doubt, once a Registration Statement has become effective in relation to a request for registration by a qualified number of Holders pursuant to Section 3.03, it shall constitute the use by the Holders of one (1) demand registration counted toward the maximum number of demand registrations all Holders are entitled to under Section 3.03, regardless of whether the participating Holders have disposed of their Registrable Securities or not in the distribution covered by such registration.

3.07 Notice of Proposed Transfer. The Holder of each certificate representing Registrable Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 3.07. Each such Holder agrees not to make any disposition of all or any portion of any Registrable Securities unless and until:

(a) There is in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) (i) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and

(ii) If reasonably requested by the Company, such Holder shall furnish the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition shall not require registration of such shares under the Securities Act. It is agreed, however, that no such opinion will be required for Rule 144 or Rule 144A transactions, except in unusual circumstances.

3.08 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective until the distribution contemplated in the registration statement has been completed; provided, however, that in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders that are included in such registration.

(d) Blue Sky. Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

3.09 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3.03, 3.04 or 3.05 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

3.10 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 3.03, 3.04 or 3.05:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, managers, shareholders, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) (“Damages”) to which they may become subject under the Securities Act, the Exchange Act, or other applicable laws, insofar as such Damages (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company shall reimburse each such Holder, its partner, managers, shareholders, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such Damage (or any action in respect thereof); provided, however, that the indemnity agreement contained in this subsection 3.10(a) shall not apply to amounts paid in settlement of any such Damage (or any action in respect thereof) if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); provided further that the Company shall not be liable in any such case for any such Damage (or any action in respect thereof) to the extent (and only to the extent) that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder; and provided further, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the SEC at the time the registration statement becomes effective or in an amended prospectus filed with the SEC pursuant to Rule 424(b) (the “Final Prospectus”), such indemnity shall not inure to the benefit of (i) any underwriter, if a copy of the Final Prospectus was not furnished to the person asserting the Damages at or prior to the time such action is required by the Securities Act, and if the Final Prospectus would have cured the defect giving rise to the Damages or (ii) any Holder, if there is no underwriter and if a copy of the Final Prospectus was furnished to such Holder and was not subsequently furnished by such Holder to the Person asserting the Damages at or prior to the time that such action is required by the Securities Act, if the Final Prospectus would have cured the defect giving rise to the Damages.

(b) By Selling Holders. To the extent permitted by law, each selling Holder shall, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel, or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any Damages to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other applicable laws, insofar as such Damage (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such Damage (or any action in respect thereof); provided, however, that the indemnity agreement contained in this subsection 3.10(b) shall not apply to amounts paid in settlement of any such Damage (or any action in respect thereof) if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided, further, that in no event shall any indemnity under this Section 3.10(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises; and provided, further, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the SEC at the time the Registration Statement becomes effective or in the Final Prospectus, such indemnity shall not inure to the benefit of (i) any underwriter, if a copy of the Final Prospectus was not furnished to the person asserting the Damages at or prior to the time such action is required by the Securities Act, and if the Final Prospectus would have cured the defect giving rise to the Damages or (ii) any Holder, if there is no underwriter and if a copy of the Final Prospectus, was furnished to such Holder and was not subsequently furnished by such Holder to the person asserting the Damages at or prior to the time that such action is required by the Securities Act, if the Final Prospectus would have cured the defect giving rise to the Damages.

(c) Notice. Promptly after receipt by an indemnified party under this Section 3.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 3.10 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.10.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 3.10 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.10 provides for indemnification in such case, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement (less the aggregate amount of any damages which the Holder has otherwise been required to pay in respect of such loss, claim, damage, liability or action or any substantially similar loss, claim, damage, liability or action arising from the sale of such Registrable Securities); and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 3.10 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(f) Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification contained in the underwriting agreements entered into among the selling Holders, the Company and the underwriters in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall be controlling as to the Registrable Securities included in the public offering; provided, however, that if, as a result of this Section (f), any Holder, its officers, directors, and partners and any person controlling such Holder is held liable for an amount which exceeds the aggregate proceeds received by such holder from the sale of Registrable Securities included in a registration, as provided in (b) above, pursuant to such underwriting agreement (the “Excess Liability”), the Company shall reimburse such Holder for such Excess Liability.

3.11 Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 3.03, 3.04 and 3.05 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 3.03, 3.04 or 3.05 if, in the reasonable opinion of counsel to the Company, all Registrable Securities may then be sold without registration pursuant to Rule 144 promulgated under the Securities Act. In any event, the rights under Sections 3.03, 3.04 and 3.05 shall terminate on the later of (i) two years after a Qualified IPO or (ii) four years after the date hereof.

3.12 No Superior Registration Rights to Third Parties. Without the prior written consent of the Investors (which consent not to be unreasonably withheld), the Company shall not grant, or cause or permit to be created, for the benefit of any person or entity registration rights superior to those granted to the Holders herein relating to any securities of the Company.

3.13 Lockup. Each Holder agrees that, upon request by the underwriters managing the initial public offering of the Company’s securities, such Holder will enter into a customary lockup agreement with the underwriters under which such Holder (individually the “Lockup Shareholder”, and collectively, the “Lockup Shareholders”) shall agree, without the prior written consent of the Company or such underwriters, not to sell or otherwise transfer or dispose of any Purchased Shares (other than those permitted to be included in the registration and other transfers to Affiliates permitted by law) for a period of time specified by such underwriters no greater than 180 days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters, provided that each of the directors, officers and other holders of Ordinary Shares of the Company signs substantially identical lockup agreements. Notwithstanding the foregoing, (i) each Lockup Shareholder shall be released from the lockup to the extent that any other locked-up shareholders of the Company are released; and (ii) each Lockup Shareholder may engage in private transfers of the securities to Affiliates, provided such Affiliates enter into the same lockup agreement with such underwriters or agree in writing to be bound by the lockup agreements signed between the Lockup Shareholders and the underwriters. As used in this Agreement, “Affiliate” or “Affiliates” shall have the meaning given in Rule 405 promulgated under the Securities Act.

3.14 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies).

3.15 Re-sale Rights. The Company shall use its best efforts to assist each Holder in the sale or disposition of its Registrable Securities after an initial public offering, including the prompt delivery of applicable instruction letters by the Company and legal opinions from the Company’s counsels in forms reasonably satisfactory to the Holder’s counsel. In the event the Company has depositary receipts listed or traded on any stock exchange or inter-dealer quotation system, the Company shall pay all costs and fees related to such depositary facility, including initial deposit, conversion fees and maintenance fees for Registrable Securities held by the Holders.

ARTICLE IV

PREEMPTIVE RIGHT TO NEW SHARES

4.01 Preemptive Right. Subject to the terms and conditions specified in this Article IV, the Company hereby grants to the Investors a preemptive right with respect to future issues by the Company of its New Shares (as hereinafter defined). Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its share capital (“New Shares”), the Company shall first make an offering of such New Shares to the Investors in accordance with the following provisions:

(a) The Company shall deliver a notice to the Investors stating (i) its bona fide intention to offer such New Shares, (ii) the number of such New Shares to be offered, and (iii) the price and terms upon which it proposes to offer such New Shares.

(b) By written notification to the Company, within twenty (20) Business Days after receipt of the notice contemplated by Section 4.01(a), each Investor may elect to subscribe for, at the price and on the terms specified in the notice, a portion of such New Shares that equals the proportion that the number of Ordinary Shares then issued and held by such Investor, or issuable upon conversion of Series A Shares then held by such Investor, bears to the total number of Ordinary Shares of the Company then issued and held, or issuable upon conversion of Series A Shares then held by the Investors.

(c) If all New Shares that the Investors are entitled to subscribe pursuant to Section 4.0l(b) are not elected to be subscribed for as provided in Section 4.01(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 4.0l(b) hereof, offer the remaining unsubscribed portion of such New Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the subscription of such remaining unsubscribed portion of the New Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such portion of New Shares shall not be offered unless first re-offered to Investors in accordance herewith.

4.02 New Shares. For purposes of this Article IV, “New Shares” shall not include, and therefore the preemptive rights shall not be applicable to the issuance of any of, the following securities of the Company:

(a) Ordinary Shares issued or issuable upon conversion of Series A Shares or upon the exercise or conversion of any Convertible Securities (as defined in the Restated Articles) or any options or warrants outstanding as of the date hereof;

(b) Not more than 50,000 Ordinary Shares (as adjusted for any share dividends, combinations, splits, recapitalization and including any such shares which are repurchased) issuable or issued to Employees (as defined below) pursuant options issued under the Share Option Plan (as defined below) which in any event shall represent not more than 5% of the Company’s share capital on a fully diluted basis;

(c) any share split, share dividend, distribution, recapitalization, reclassification or similar transaction for which proportional adjustments are made;

(d) Ordinary Shares or other equity securities directly or indirectly convertible into or exchangeable for Ordinary Shares issued in a bona fide acquisition, merger, consolidation, strategic alliance, license of technology or similar business combination or strategic transaction, the terms of which are approved by the Board; and

(e) Ordinary Shares issued in an underwritten public offering.

4.03 Termination of Rights. The preemptive right as provided in this Article IV shall terminate and cease to be in effect upon the closing of a Qualified IPO.

ARTICLE V

ASSIGNMENT AND AMENDMENT

5.01 Assignment.

(a) Notwithstanding anything herein to the contrary, the rights of any Investor hereunder may be assigned (but only with all related obligations including those obligations intended to ensure compliance with the provisions of the Securities Act) to any transferee or assignee of such Investor, provided, in each case, that: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to all the terms and conditions of this Agreement, (iii) such transfer is permitted by and complies with the terms of this Agreement, and (iv) such transferee or assignee is not a “Competitor” of the Company, as such term is defined in the Share Purchase Agreement.

(b) Legend. Each existing or replacement certificate for any shares now owned or hereafter acquired by a Holder and each certificate issued to any person in connection with a transfer may bear the following legend (or a substantially similar legend):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENTS COVERING THE PURCHASE OF THESE SHARES AND THE RIGHTS TO REGISTER THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

Each Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to above to enforce the provisions of this Agreement.

5.02 Amendment of Rights. Any term of this Agreement may be amended only with the written consent of the parties hereof. Any amendment or waiver effected in accordance with this Section 5.02 shall be binding upon all parties hereto and their respective assigns.

ARTICLE VI

BOARD OF DIRECTORS AND PROTECTIVE PROVISIONS

6.01 Election of Directors.

(a) So long as an Investor continues to hold any Purchased Shares or Ordinary Shares issued upon conversion of the Purchased Shares (and with respect to TB, including for so long as it continues to hold any TB Ordinary Shares), each Investor shall be entitled to designate one (1) director to be on the Board (collectively, the “Investor Directors”), and Genius shall (i) take all action necessary to elect such candidate designated by the Investors as directors, and (ii) not increase the number of directors on the Board to be more than five (5) directors. The Investor Director designated by TB shall initially be Shujun Li and the Investor Director designated by Balderton shall initially be vacant.

(b) The Investor Directors shall be entitled to appoint alternates to serve at any meeting of the Board or of any committee thereto, and such alternates shall be permitted to attend all meetings of the Board or of any committee and vote on the relevant Investor Director’s behalf.

(c) Whenever a candidate for appointment to the Board is to be designated by a group of shareholders, if shares are held and voted by such shareholders in such proportion that no majority vote is obtained, then the candidates with the greatest number of votes shall be deemed designated (up to the number of candidates to be selected by such group of shareholders). The candidate(s) so designated shall be the designated candidate(s) for that group of shareholders and the shareholders agree to vote for such individuals. No director shall be removed except by the affirmative vote of the group of shareholders entitled to designate such director, and no director may be so removed if the votes cast against such director’s removal would be sufficient (assuming that each of such group’s designated directors were being chosen) to designate such director for such group of shareholders, other than a removal for Cause (as defined below) of such director, which removal may be effected pursuant to an ordinary resolution. “Cause” means (a) a director’s willful or continued failure to substantially perform his or her duties, (b) such director’s conviction or under formal investigation in a criminal proceeding (other than traffic violations or other minor infractions), (c) such director’s being censured or subject to equivalent action by any internationally recognized securities exchange, or (d) such director being subject to a bankruptcy event.

(d) An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period; but no such term shall be implied in the absence of express provision.

(e) There shall be no shareholding qualification for directors.

6.02 Board Meeting. The Board shall meet at least once per quarter.

6.03 Expenses. The Company shall reimburse the Investor Directors for all reasonable expenses relating to all Board activities, including, without limitation, expenses or fees incurred in relation to attending the Board meetings or meetings of any committee. The Company shall also provide customary director insurance coverage for, and indemnification of, the Investor Directors.

6.04 Acts Requiring Consent of Investor Directors. In addition to such other limitations as may be provided in each Group Company’s constitutional documents, the following acts of any of the Group Companies (whether by amendment of such Group Company’s Memorandum or Articles of Association or otherwise, and whether in a single transaction or a series of related transactions) shall require the consent of each Investor Director:

(a) Authorize, create, issue or sell (by reclassification or otherwise) any shares of any class or equity interests or securities convertible into shares or other equity interests in any Group Company, except for the issuance of any securities that are specifically excluded from the definition of “New Shares” as set forth in Section 4.02 above;

(b) Amend or waive any material provision of the Company’s Restated Articles or any of the charter documents of any Group Company;

(c) Authorize any action that results in the redemption or repurchase of any equity security of any Group Company;

(d) Sell or dispose of the whole or a substantial part of the business, goodwill or the assets of any Group Company;

(e) Pass any resolution approving liquidation, dissolution or winding up or the initiation of bankruptcy proceedings or apply for the appointment of a receiver, judicial manager or like officer in relation to any Group Company;

(f) Undertake any merger, acquisition, consolidation, or reorganization of any Group Company;

(g) Effect a recapitalization, reclassification, split-off, or spin-off of any Group Company;

(h) Engage in any business materially different from that described in the then current business plan of any Group Company, change the name of any Group Company or cease any business undertaking of any Group Company;

(i) Engage or enter into any transaction or agreement with any Group Company’s Affiliates, shareholders or other related parties;

(j) Approve or amend the Share Option Plan (as defined below); and

(k) Change materially the accounting methods or policies or appoint or change the auditors of any Group Company.

6.05 Termination. Notwithstanding any other provisions herein to the contrary, the rights granted to the Investors as provided in this Article VI shall terminate and cease to be in effect upon the closing of a Qualified IPO.

ARTICLE VII

EMPLOYEE SHARE OPTION PLAN

7.01 Grant of Share Options. The Company represents and acknowledges that the Company has reserved fifty thousand (50,000) Ordinary Shares for the Company’s stock option pool and has established a bona fide employment-related share purchase or option plan (the “Share Option Plan”) pursuant to which the Company may grant options, warrants or other rights (“Options”) to its employees, officers, directors, advisors or consultants (collectively, “Employees” and individually, an “Employee”) to subscribe for up to fifty thousand (50,000) Ordinary Shares (subject to adjustment for any share dividends, combinations, splits, recapitalization and including any such share which are repurchased), which in no event shall represent more than 5% of the Company’s share capital on a fully diluted basis, with each Option bearing an exercise price not less than the fair market value of an Ordinary Share of the Company on its date of grant. For the determination of “fair market value” of the Ordinary Shares, if no agreement is reached by the Company and the Investors, the parties shall jointly appoint a “Big 4” accounting firm to assess the fair market value of the Ordinary Shares, which assessment should be final and binding on the parties hereto.

7.02 Share Option Vesting. Except as expressly otherwise approved by the Board and subject to the prior written consent of the Investors, options granted to the Employees after the Closing Date (as defined in the Share Purchase Agreement) pursuant to the Share Option Plan shall be vested in equal annual installments during a no less than four-year vesting period, starting on the first anniversary of the employment commencement date of the relevant Employee.

ARTICLE VIII

GENERAL PROVISIONS

8.01 Replacement of Investor’s Rights Agreement. This Agreement shall restate, replace and supercede the Investor’s Rights Agreement in its entirety.

8.02 Notice All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (certified mail, receipt requested and postage prepaid) to the parties at the following addresses or facsimile numbers:

If to the Company, to:

Asia Silicon Technology Holdings Inc.

36th Floor, Two Exchange Square

Central, Hong Kong

Facsimile No.: 852 2526 7638

Attn: Richard Li / David Fung

If to TB, to:

TB Silicon Ltd.

C/O Trust Bridge Partners LLP

Unit 2701B, AZIA Center, 1233 Lujiazui Ring Road

Shanghai, 200120 China

Facsimile No.: (86) 21 5876 7238

Attn: Shujin Li / Donglei Zhou

If to Balderton, to:

Benchmark Europe III, L.P.

C/O Balderton Capital Management (UK) LLP

20 Balderton Street, London W1K 6TL

Facsimile No.: +44 (0) 207 016 6810

Attn: Jerome Misso/John Mesrie

If to Genius, to:

Happy Genius Holdings Limited

C/O Mandra Materials Limited

10th Floor, Fung House,

19-20 Connaught Road Central,

Central Hong Kong

Facsimile No.: 852 3113 8252

Attn: Song-yi Zhang

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt of confirmation of error-free transmission, and (c) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given seven (7) days after delivery (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving seven (7) days prior notice specifying such change to the other party hereto.

8.03 Entire Agreement. This Agreement and any other Transaction Agreements (including the schedules and exhibits attached hereto and thereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof; provided, however, that subjection to Section 8.01 above, nothing in this Agreement or other Transaction Agreements shall be deemed to terminate or supersede the provisions of (i) that certain anti-dilution, co-sale and put option agreement and that certain share charge, both entered into by and between Mandra and TB on August 8, 2007, and that certain side letter by and among Genius, Mandra, the Company and TB on August 21, 2007, and (ii) any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.04 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

8.05 Governing Law; Arbitration.

(a) Except with respect to the references in this Agreement to the Exchange Act and Securities Act, this Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

(b) Any controversy or claim arising out of or relating to this Agreement, or any breach of this Agreement, shall be initiated, maintained and finally determined by binding arbitration under the auspices of the Hong Kong International Arbitration

Center (the “HKIAC”) and the site of the arbitration shall be in Hong Kong. The arbitral tribunal shall be appointed within 30 days of the notice of dispute, and shall consist of three arbitrators, each opposing party to a dispute shall be entitled to appoint one arbitrator and the third shall be jointly appointed by the disputing parties or, failing such agreement within such 30-day period, the HKIAC shall appoint the third arbitrator,

(c) The arbitration proceeding shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC at the time of the arbitration.

(d) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party or parties may apply to a court of competent jurisdiction for enforcement of such award.

(e) Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

8.06 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most nearly effects the parties’ intent in entering into this Agreement.

8.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.08 Investors’ Rights. Any rights of the Investors under this Agreement may, without prejudice to the rights of the Investors to exercise any such rights, be exercised by any fund manager of the Investors or their nominees (“Investor Manager”), unless the Investors have (i) given notice to the other parties that any such rights cannot be exercised by a Investor Manager; and (ii) not given notice to the other parties that such notice which is given under this Section 8.08 has been revoked.

[Signatures follow on the next page.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each party hereto on the date first above written.

Asia Silicon Technology Holdings Inc.

Happy Genius Holdings Limited

[Signature Page to the Investors’ Rights Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each party hereto on the date first above written.

TB Silicon Ltd.

[Signature Page to the Investors’ Rights Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each party hereto on the date first above written.

BENCHMARK EUROPE III, L.P.
(as nominee for Benchmark Europe III, L.P.
Benchmark Europe Founders’ Fund III, L.P. and related individuals)

acting by its manager Balderton Capital
Management (UK) LLP

[Signature Page to the Investors’ Rights Agreement]